INVESTORS                                                    MEDIA
John Standley                                                Karen Rugen
(717) 214-8857                                               (717) 730-7766
Kevin Twomey
(717) 731-6540
or investor@riteaid.com

FOR IMMEDIATE RELEASE

      RITE AID REPORTS 1.0 PERCENT SAME STORE SALES INCREASE FOR AUGUST;
                         REVISES FISCAL 2005 GUIDANCE

CAMP HILL, PA, September 7, 2004--Rite Aid Corporation (NYSE, PCX: RAD) today announced sales results for August. Based on current trends, the company also lowered sales, net income and adjusted EBITDA guidance for fiscal 2005.

Monthly Sales
-------------
For the five weeks ended August 28, 2004, same store sales rose 1.0 percent over the prior-year period. Pharmacy same store sales were up 1.8 percent, while front-end same store sales declined 0.5 percent. Total drugstore sales for the five-week period rose 0.7 percent to $1.563 billion compared to $1.553 billion for the same period last year. Prescription revenue accounted for 64.2 percent of drugstore sales, and third party prescription revenue represented
93.3 percent of pharmacy sales.

The company said August front-end same store sales were negatively impacted by an estimated 160 basis points because of a later Labor Day this year.

Second Quarter Sales
--------------------
Same store sales for the quarter, beginning May 30, 2004 and ending August 28, 2004, increased 2.0 percent, consisting of a 2.1 percent pharmacy same store sales increase and a 1.8 percent increase in front-end same store sales. Total drugstore sales for the quarter gained 1.7 percent to $4.105 billion from $4.037 billion in last year's like period. Prescription revenue accounted for
63.9 percent of total drugstore sales, and third party prescription revenue was 93.3 percent of pharmacy sales.

                                   - MORE -

Rite Aid August Sales, Revised Guidance Release - page 2


Year-to-Date Sales
------------------
Same store sales for the 26-week period ended August 28, 2004, increased 3.7 percent, consisting of a 3.8 percent pharmacy same store sales increase and a
3.5 percent increase in front-end same store sales. Total drugstore sales for the 26 weeks ended August 28, 2004, gained 3.3 percent to $8.332 billion from $8.066 billion in last year's like period. Prescription revenue accounted for
64.2 percent of total drugstore sales, and third party prescription revenue was 93.5 percent of pharmacy sales.

Company Lowers Guidance for Fiscal 2005

Based on current trends, Rite Aid said that it is lowering its fiscal 2005 guidance for sales, net income and adjusted EBITDA. The company said it expects sales to be between $16.9 billion and $17.0 billion, with same store sales improving 2.75 percent to 3.25 percent as compared to previous guidance of $17.1 billion and $17.3 billion, with same store sales improving 3.75 percent to 4.75 percent. Net income for fiscal 2005 is expected to be between $122 million and $150 million or between $.16 and $.22 per diluted share as compared to previous guidance of net income between $121 million and $167 million. Adjusted EBITDA (which is reconciled to net income on the attached table) is expected to be between $770 million and $800 million as compared to previous guidance of between $800 million and $850 million. Capital expenditure guidance remains unchanged at between $275 million and $325 million.

"We are lowering our fiscal 2005 guidance as a result of slowing pharmacy sales growth and third-party reimbursement rates that are trending lower than we had anticipated. Payors are taking additional steps to slow health care spending and mandatory mail programs have increased," said Mary Sammons, Rite Aid president and CEO.

"While we are disappointed with current sales trends, we believe this is a near-term situation and have initiatives in place, including a new television advertising campaign, an aggressive pharmacy customer acquisition program in key markets and an increased emphasis on prescription file buys, to address the issue. We are also developing plans to better compete with mail order," Sammons said.

"We remain very excited about our new store program. We have more than 30 new and relocated stores set to open in fiscal 2005 and 100 more new and relocated stores to open in fiscal 2006. We also expect that continued focus on our critical priorities of increasing both front end and pharmacy sales, containing costs and improving customer satisfaction will lead to improved value for our shareholders. This focus helped Rite Aid return to profitability in fiscal 2004, and as you can see from our guidance, we are forecasting a more profitable year for fiscal 2005."

Conference Call Broadcast
-------------------------

Rite Aid Corporation will hold an analyst call on Tuesday, September 7, 2004 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) with remarks by Rite Aid's management team. The conference call will be broadcast via the internet and may be accessed through the websites www.riteaid.com and www.StreetEvents.com.

                                   - MORE -

Rite Aid August Sales, Revised Guidance Release - page 3


A telephone replay will be available for 48 hours beginning at 6:30 p.m. Eastern Time on Tuesday, September 7 and ending at 6:30 p.m. Eastern Time on Thursday, September 9. To access playback of the call, telephone 1-800-642-1687 from within the U.S. and Canada or 1-706-645-9291 from outside the U.S. and Canada and enter the seven-digit reservation number 9961971. A playback of the call will also be available on the internet at www.riteaid.com and www.StreetEvents.com starting at 6:30 p.m. Eastern Time Tuesday, September
7. The playback will be available on both sites until the company's next conference call.

Rite Aid Corporation is one of the nation's leading drugstore chains with annual revenues of more than $16.6 billion. On August 28, 2004, Rite Aid operated 3,370 stores compared to 3,386 stores operated in the like period a year ago.

This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements, our ability to improve the operating performance of our existing stores in accordance with our management's long term strategy, our ability to hire and retain pharmacists and other store personnel, the outcomes of pending lawsuits and governmental investigations, competitive pricing pressures, continued consolidation of the drugstore industry, the efforts of third-party payors to reduce prescription drug reimbursements, changes in state or federal legislation or regulations, the success of planned advertising and merchandising strategies, general economic conditions and inflation, interest rate movements, access to capital and our relationship with our suppliers. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".

See the 8-K furnished to the Securities and Exchange Commission on September 7, 2004 for definition, purpose and reconciliation of non-GAAP financial measures referred to herein to most comparable GAAP financial measures.

                                      ###

                     RITE AID CORPORATION AND SUBSIDIARIES
                           SUPPLEMENTAL INFORMATION
       RECONCILIATION OF NET INCOME GUIDANCE TO ADJUSTED EBITDA GUIDANCE
                                (In thousands)



                                                                           Guidance Range
                                                                  -------------------------------
                                                                       Low             High
                                                                  -------------------------------
                                                                    Year Ending     Year Ending
                                                                   February 26,     February 26,
                                                                       2005            2005
                                                                  --------------- ---------------

Reconciliation of net income to adjusted EBITDA:


  Net income                                                       $    121,500    $    149,500
  Adjustments:
     Interest expense                                                   297,000         297,000
     Income tax expense, net                                              9,500          11,500
     Depreciation and amortization                                      241,000         241,000
     LIFO charge                                                         23,000          23,000
     Store closing, liquidation, and impairment charges                  35,000          35,000
     Stock-based compensation expense                                    22,000          22,000
     Loss on debt modifications and retirements, net                     16,000          16,000
     Legal and accounting expenses and litigation settlements, net        5,000           5,000
                                                                 --------------- ---------------
                Adjusted EBITDA                                    $    770,000    $    800,000
                                                                 =============== ===============

     Diluted net income per share                                  $       0.16     $      0.22
